UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

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FORM 8-K

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CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 16, 2009

CROWN HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Pennsylvania	0-50189	75-3099507
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Crown Way, Philadelphia, PA		19154-4599
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code      215-698-5100

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Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

�   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

�   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

�   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

�   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR 240.13e-4(c))

Section 8 – Other Events

Item 8.01.  Other Events

On September 16, 2009, Crown Holdings, Inc. (the "Company") and its wholly-owned subsidiary Crown European Holdings SA consummated the Company’s tender offer (the “Offer”) for any and all of the outstanding 6.250% First Priority Senior Secured Notes due 2011 (the “Notes”) of Crown European Holdings SA.

The Offer expired at 5:00 p.m., Central European Time (CET) (11:00 a.m., Eastern Daylight Time (EDT)), on September 11, 2009, at which time the aggregate principal amount of Notes tendered in the Offer was €246,169,000. All of the Notes that were tendered were accepted for payment by the Company.  Settlement of the Offer occurred on September 16, 2009. The Notes accepted for purchase represented approximately 53.5% of the €460 million aggregate principal amount of the Notes outstanding prior to the Offer. Notes purchased in the Offer were cancelled.

The purchase price paid to holders for each €1,000 principal amount of the Notes purchased in the Offer was an amount in cash equal to €1,045, plus accrued and unpaid interest from and including the last interest payment date up to, but excluding, the settlement date. The aggregate consideration paid by the Company for the Notes accepted for payment, including accrued and unpaid interest, was approximately  €257.9 million. Following the completion of the Offer, €213,831,000 aggregate principal amount of Notes remained outstanding.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CROWN HOLDINGS, INC.

By:	/s/ Thomas A. Kelly
Name: Thomas A. Kelly
Title: Senior Vice President and Corporate Controller

Dated:  September 16, 2009